Exhibit 99.1(c)

AMENDMENT NO. 2

to

GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

This Amendment No. 2 to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated as of January 1, 2004, and as further amended on May 6, 2005 (the “Plan”), is made by Gentiva Health Services, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has authorized amending the Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan, subject to shareholder approval; and

WHEREAS, the Board adopted resolutions approving this Amendment No. 2, subject to shareholder approval, on March 1, 2007;

NOW THEREFORE, the Plan is amended as follows, effective upon shareholder approval:

1. In the last sentence of Section 3 of the Plan, the number 150,000 is deleted, and the number 300,000 is substituted therefor.

2. Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.